   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2001



                                                      REGISTRATION NO. 333-54994

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              DIGITAL IMPACT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        94-3286913
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                           177 BOVET ROAD, SUITE 200
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 356-3400
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                  WILLIAM PARK
         CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                              DIGITAL IMPACT, INC.
                           177 BOVET ROAD, SUITE 200
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 356-3400
(NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                                SELIM DAY, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               ONE MARKET STREET
                            SPEAR TOWER, SUITE 3300
                        SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 947-2000
                              FAX: (415) 947-2099
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS OF           AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING     REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED            SHARE(1)              PRICE(1)             FEE(2)
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share............................   968,078 shares        $3.05/$4.28            $3,686,326            $921.58
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------



(1) The price of $3.05 per share, which was the average of the high and low prices of the Registrant's common stock on the Nasdaq National Market on February 12, 2001, is set forth solely for the purposes of calculating the registration fee on 371,584 of these shares in accordance with Rule 457(c) of the Securities Act. A price of $4.28 per share was used to calculate the registration fee on 596,494 of these shares, also pursuant to Rule 457(c), when this Registration Statement was initially filed on February 5, 2001.


(2) $638.25 has been previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


(SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2001)



                                 968,078 Shares


                              DIGITAL IMPACT LOGO

                              DIGITAL IMPACT, INC.

                                  Common Stock
                           -------------------------


     This prospectus relates to the public offering, which is not being underwritten, of up to 596,494 shares of our common stock which is held by some of our current stockholders. The selling stockholders identified in this prospectus acquired their shares of our common stock either in a private transaction in which we acquired MineShare, Inc., a California corporation or in a private transaction in which we issued our common stock in exchange for the cancellation of promissory notes issued by MineShare.


     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.


     Our common stock is listed on the Nasdaq National Market under the symbol "DIGI." On February 14, 2001, the closing price for our common stock was $3.16 per share.

                           -------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS' BEGINNING ON PAGE 2.
                           -------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

               The date of this Prospectus is            , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    1
Digital Impact..............................................    2
Forward-Looking Statements..................................    2
Risk Factors................................................    2
Use of Proceeds.............................................    6
Selling Stockholders........................................    7
Plan of Distribution........................................    9
Legal Matters...............................................   10
Experts.....................................................   10

     PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER DIGITAL IMPACT NOR ANY SELLING STOCKHOLDERS HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Digital Impact, Inc. (referred to in this prospectus as "Digital Impact," the "Company" and "we"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public conference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

          (1) Digital Impact's Annual Report on Form 10-K, for the year ended March 31, 2000;

          (2) Digital Impact's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

          (3) Digital Impact's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

          (4) Digital Impact's Quarterly Report on Form 10-Q for the quarter ended December 31, 2000;


          (5) Digital Impact's Current Reports on Form 8-K filed with the Securities and Exchange Commission on July 26, 2000, August 14, 2000 (as amended on Form 8-K/A filed on October 10, 2000) and February 16, 2001; and


          (6) The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 22, 1999, and any further amendment or report filed hereafter for the purpose of updating any such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Digital Impact, Inc.
        Investor Relations
        177 Bovet Road, Suite 200
        San Mateo, California 94402
        (650) 356-3400

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                 DIGITAL IMPACT

     Digital Impact is a leading provider of eMarketing solutions. We sell comprehensive customer acquisition, retention, and analysis eMarketing solutions either as single or bundled services which leverage the following proprietary capabilities: Mass Personalization Engine(TM), our messaging platform which assembles and delivers personalized content over various digital media such as email and set-top box; eMarketing Dashboard, our web-based campaign management and reporting system; and Adaptive Intelligent Marketing(TM), our consulting and data management methodology for developing and implementing eMarketing strategies and programs. Our principal executive offices are located at 177 Bovet Road, Suite 200, San Mateo, California 94402. Our telephone number is
(650) 356-3400.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

     Our future operating results may vary substantially from period to period due to a number of factors, many of which are beyond our control. The following discussion highlights some of these factors and the possible impact of these factors on future results of operations. You should carefully consider these factors before making an investment decision. If any of the following factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the price of our common stock could decline, and you could experience losses on your investment.

Because of our limited operating history and the emerging nature of the eMarketing industry, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history, and we cannot determine trends that may affect our business.

     We were incorporated in October 1997 in California and reincorporated in Delaware in October 1999. Our limited operating history makes financial forecasting and evaluation of our business difficult. Since we have limited financial data, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history. Because of the emerging nature of the eMarketing industry, we cannot determine trends that may emerge in our market or affect our business. The revenue and income potential of the eMarketing industry, and our business, are unproven.

Our operating results have varied significantly in the past and are likely to vary significantly from period to period, and our stock price may decline if we fail to meet the expectations of analysts and investors.

     Our operating results have varied significantly in the past and are likely to vary significantly from period to period. As a result, our operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would likely decline.

Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our common stock.

     The traditional direct marketing industry has typically generated lower revenues during the summer months and higher revenues during the calendar year-end months. We believe our business may be affected by similar revenue fluctuations, but our limited operating history is insufficient to predict the existence or magnitude of these effects. If we do experience these effects, analysts and investors may not be able to predict our quarterly or annual operating results, and if we fail to meet expectations of analysts and investors, our stock price could decline.

The loss of a major client could result in lower than expected revenues.

     The loss of a major client could harm our business. While no single customer accounted for more than 10 percent of Digital Impact's revenues for the six months ended September 30, 2000, the loss of a major client could have a material adverse effect on our business and results of operations. Additionally, some internet-based businesses ("dot-coms") have recently been experiencing financial problems. While the majority of our clients are not dot-coms, the loss of a number of these clients or their inability to pay for our services could have a material adverse effect on our business and results of operations.

The eMarketing industry is highly competitive, and if we are unable to compete effectively, the demand for, or the prices of, our services may decline.

     The market for eMarketing is highly competitive, rapidly evolving and experiences rapid technological change. We expect the intensity of competition to increase significantly in the future because of the attention the internet has received as a medium for advertising and direct marketing and because there are no significant barriers to entry into our market. Intense competition may result in price reductions, reduced sales, gross margins and operating margins, and loss of market share. Our principal competitors include providers of eMarketing solutions such as 24/7 Media Inc. (through its acquisition of Exactis.com), Kana Communications, Inc.'s Kana Connect product, FloNetwork (formerly Media Synergy), MessageMedia, Responsys.com, Netcentives Inc. (through its acquisition of Post Communications, Inc.), and Annuncio Software, Inc., as well as the in-house information technology departments of our existing and prospective clients.

     In addition, we expect competition to persist and intensify in the future, which could harm our ability to increase sales and maintain our prices. In the future, we may experience competition from internet service providers, advertising and direct marketing agencies and other large established businesses such as America Online, DoubleClick, E.piphany, Inc., Yahoo!, ADVO, CMGI, Inc. and the Interpublic Group of Companies. Each of these companies possesses large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a number of eMarketing solutions. These potential competitors may also choose to enter the market for eMarketing by acquiring one of our existing competitors or by forming strategic alliances with these competitors. Any of these occurrences could harm our ability to compete effectively.

If we do not attract and retain additional highly-skilled personnel, we may be unable to execute our business strategy.

     Our business depends on the continued technological innovation of our core services and our ability to provide comprehensive eMarketing expertise. Our main offices are located in the San Francisco Bay Area, where competition for personnel with internet-related technology and marketing skills is extremely intense.

     If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to successfully introduce new services or otherwise implement our business strategy. We plan to significantly expand our operations, and we will need to hire additional personnel as our business grows. We face greater difficulty attracting these personnel with equity incentives as a public company than we did as a private company.

We rely on the services of our founders and other key personnel, whose knowledge of our business and technical expertise would be extremely difficult to replace.

     Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of William Park, our President, Chief Executive Officer and co-founder, and Gerardo Capiel, our Chief Technology Officer and co-founder, whose vision for our company, knowledge of our business and technical expertise would be extremely difficult to replace. In addition, we have not obtained life insurance benefiting Digital Impact on any of our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, the level of services we are able to provide could decline or we may be otherwise unable to execute our business strategy.

If we are unable to implement appropriate controls, systems and procedures to manage our expected growth, we may not be able to successfully offer our services and implement our business plan.

     Our ability to successfully offer services and implement our business plan requires an effective planning and management process. Since we began operations, we have significantly increased the size of our operations. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we will be required to improve existing and implement new operational, financial and management information controls, reporting systems and procedures.

If the delivery of our emails is limited or blocked, then our clients may discontinue their use of our services.

     Our business model relies on our ability to deliver emails over the internet through internet service providers and to recipients in major corporations. In particular, a significant percentage of our emails are sent to recipients who use America Online. We do not have, and we are not required to have, an agreement with America Online to deliver emails to their customers. America Online uses a proprietary set of technologies to handle and deliver email and the value of our services will be reduced if we are unable to provide emails compatible with these technologies. In addition, America Online and other internet service providers are able to block unwanted messages to their users. If these companies limit or halt the delivery of our emails, or if we fail to deliver emails in such a way as to be compatible with these companies' email handling technologies, then our clients may discontinue their use of our services.

Our facilities and systems are vulnerable to natural disasters and other unexpected events, and any of these events could result in an interruption of our ability to execute our clients' eMarketing campaigns.

     We depend on the efficient and uninterrupted operations of our data center and hardware systems. Our data center and hardware systems are located in Northern California, an area susceptible to earthquakes. Our data center and hardware systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, and similar events. If any of these events result in damage to our data center or systems, we may be unable to execute our clients' eMarketing campaigns until the damage is repaired, and may accordingly lose clients and revenues. In addition, we may incur substantial costs in repairing any damage.

Our data center is located at facilities provided by a third party, and if this party is unable to adequately protect our data center, our reputation may be harmed and we may lose clients.

     Our data center, which is critical to our ongoing operations, is located at facilities provided by a third party. Our operations depend on this party's ability to protect our data center from damage or interruption from human error, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. If this party is unable to adequately protect our data center and information is lost or our ability to deliver our services is interrupted, our reputation may be harmed and we may lose clients.

If we are unable to adequately protect our intellectual property, third parties could use our intellectual property without our consent.

     Our ability to successfully compete is substantially dependent upon our internally developed technology and intellectual property, which we protect through a combination of copyright, trade secret and trademark law, and contractual obligations. We have no issued patents and have two U.S. patent applications pending. We have no registered trademarks and have two U.S. trademark applications pending. We may not be able to adequately protect our proprietary rights. Unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

If we are unable to safeguard the confidential information in our data warehouse, our reputation may be harmed and we may be exposed to liability.

     We currently retain highly confidential customer information in a secure data warehouse. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. Any unauthorized access to our servers could result in the misappropriation of confidential customer information or cause interruptions in our services. It is also possible that one of our employees could attempt to misuse confidential customer information, exposing us to liability. In addition, our reputation may be harmed if we lose customer information maintained in our data warehouse due to systems interruptions or other reasons.

Activities of our clients could damage our reputation or give rise to legal claims against us.

     Our clients' promotion of their products and services may not comply with federal, state and local laws. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

     Our services involve the transmission of information through the internet. Our services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end-users in the course of delivery. Any transmission of this kind could damage our reputation or could give rise to legal claims against us. We could spend a significant amount of time and money defending against these legal claims.

New regulation of and uncertainties regarding the application of existing laws and regulations to eMarketing and the internet could prohibit, limit or increase the cost of our business.

     Legislation has recently been enacted in several states restricting the sending of unsolicited commercial email. We cannot assure you that existing or future legislation regarding commercial email will not harm our business. The federal government, several U.S. states, and foreign governments are considering, or have considered, similar legislation. These provisions generally limit or prohibit both the transmission of unsolicited commercial emails and the use of forged or fraudulent routing and header information. Some states, including California, require that unsolicited commercial emails include opt-out instructions and that senders of these emails honor any opt-out requests.

     Our business could be negatively impacted by new laws or regulations applicable to eMarketing or the internet, the application of existing laws and regulations to eMarketing or the internet or the application of new laws and regulations to our business as we expand into new jurisdictions. There is a growing body of laws and regulations applicable to access to or commerce on the internet. Moreover, the applicability to the internet of existing laws is uncertain and may take years to resolve. Due to the increasing popularity and use of the internet, it is likely that additional laws and regulations will be adopted covering issues such as privacy, pricing, content, copyrights, distribution, taxation, antitrust, characteristics and quality of services and consumer protection. The adoption of any additional laws or regulations may impair the growth of the internet or eMarketing, which could, in turn, decrease the demand for our services and prohibit, limit or increase our cost of doing business.

Internet-related stock prices are especially volatile and this volatility may depress our stock price.

     The stock market and specifically the stock prices of internet-related companies have been very volatile. Because we are an internet-related company, we expect our stock price to be similarly volatile. As a result of this volatility, the market price of our common stock could significantly decrease. This volatility is often not related to the operating performance of the companies and may accordingly reduce the price of our common stock without regard to our operating performance.

Our acquisition of MineShare may result in disruptions to our business and management due to difficulties in assimilating personnel and operations.

     In July 2000, we completed our acquisition of Mineshare. We may not be able to successfully assimilate MineShare's personnel, operations, acquired technology and products into our existing business. Key personnel from Mineshare may decide in the future that they want to leave our employment. Additionally, MineShare products will have to be integrated into our existing products, and this may not be easily accomplished. These difficulties could disrupt our ongoing business or distract management and other key personnel. We may also face unexpected costs that could lead to higher than expected expenses, which may adversely affect our future operating results.

                                USE OF PROCEEDS

     Digital Impact will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth as of the date of this prospectus, the name of each of the selling stockholders, the number of shares of common stock that each selling stockholder owns, the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock to be held by each selling stockholder assuming the sale of all the common stock offered hereby.

     Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.


     The shares being offered by the selling stockholders were acquired in connection with either our acquisition of MineShare, Inc., a California corporation, on July 31, 2000 or the cancellation of promissory notes issued by MineShare. Except as set forth below, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.



                                           SHARES BENEFICIALLY     NUMBER     SHARES BENEFICIALLY
                                              OWNED PRIOR TO         OF           OWNED AFTER
                                               OFFERING(1)         SHARES        OFFERING(1)(2)
                                           --------------------     BEING     --------------------
       NAME OF SELLING STOCKHOLDER          NUMBER      PERCENT    OFFERED     NUMBER      PERCENT
       ---------------------------         ---------    -------    -------    ---------    -------
Andrianopolous, Alex.....................      1,487        *          487        1,000        *
Big Valley Ventures(3)...................     13,138        *        4,300        8,838        *
Brentwood Affiliates Fund II, LLP........     10,454        *        3,422        7,032        *
Brentwood Assocs. VIII, LLP..............    250,922        *       82,134      168,788        *
CGC Investors, LP........................      6,552        *        2,145        4,407        *
Charter Growth Capital Co-Investment
  Fund, LP...............................     19,658        *        6,435       13,223        *
Charter Growth Capital, LP...............    104,845        *       34,318       70,527        *
Cheong, Swee.............................        773        *          253          520        *
Chow, Fred(4)............................     38,911        *        3,731       35,180        *
Clancy, Tom..............................      6,137        *        2,009        4,128        *
Coan, Chris(5)...........................      2,845        *          312        2,533        *
Dobbins, Paul............................        591        *          193          398        *
Enterprise Partners III, Assocs., LLP....     46,821        *       40,057        6,764        *
Enterprise Partners III, LLP.............    538,467      2.0%     460,676       77,791        *
Gerritson, Peter(6)......................     54,422        *       16,995       37,427        *
Ko, Stephen Chris........................      1,339        *          438          901        *
Krumholz, Andrew.........................      2,028        *          664        1,364        *
Liberman, Mark...........................      1,527        *          500        1,027        *
Lord, Tricia(7)..........................      4,689        *          456        4,233        *
Mahoney, Michael.........................     99,697        *       32,633       67,064        *
Mariani, David(8)........................    213,131        *       67,717      145,414        *
Mellon Ventures, Inc. ...................    333,778      1.2%     109,255      224,523        *
Michel, John(9)..........................        811        *          265          546        *
Oasis Direct Venture #9..................     32,764        *       10,724       22,040        *
O'Keefe, Kevin...........................     24,745        *        8,100       16,645        *
Oldfield, Nick...........................      1,064        *          348          716        *
Rasmussen, Richard.......................        362        *          118          244        *
SBIC Partners II, LP.....................    130,689        *       42,778       87,911        *
Silicon Valley Bank......................        129        *           42           87        *

                                           SHARES BENEFICIALLY     NUMBER     SHARES BENEFICIALLY
                                              OWNED PRIOR TO         OF           OWNED AFTER
                                               OFFERING(1)         SHARES        OFFERING(1)(2)
                                           --------------------     BEING     --------------------
       NAME OF SELLING STOCKHOLDER          NUMBER      PERCENT    OFFERED     NUMBER      PERCENT
       ---------------------------         ---------    -------    -------    ---------    -------
Smart Technology Ventures II, LLC........     32,764        *       10,724       22,040        *
Stanislawski, Edward(10).................     19,713        *          889       18,824        *
Tekerlek, Alan...........................      4,590        *        1,502        3,088        *
Windy City Investments, LLC..............     65,528        *       21,449       44,079        *
Yates, Vernon............................      6,137        *        2,009        4,128        *
  Total..................................  2,071,508      7.6%     968,078    1,103,430      4.0%


-------------------------
 *  Less than 1%


(1) Based on 27,315,537 shares outstanding as of January 31, 2001.


(2) Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and each selling stockholder may decide not to sell his shares that are registered under this registration statement.

(3) Amount beneficially owned does not include 4,500 shares of common stock held by the general partners of such entity.

(4) Mr. Chow is an employee of MineShare, a wholly owned subsidiary. The amount of shares beneficially owned includes 27,514 shares issuable upon exercise of options that will become exercisable within 60 days of the date of this prospectus.

(5) Mr. Coan is an employee of MineShare, a wholly owned subsidiary. The amount of shares beneficially owned includes 1,891 shares issuable upon exercise of options that will become exercisable within 60 days of the date of this prospectus.

(6) Mr. Gerritson is an employee of MineShare, a wholly owned subsidiary. The amount of shares beneficially owned includes 2,500 shares issuable upon exercise of options that will become exercisable within 60 days of the date of this prospectus.

(7) Ms. Lord is an employee of MineShare, a wholly owned subsidiary. The amount of shares beneficially owned includes 3,295 shares issuable upon exercise of options that will become exercisable within 60 days of the date of this prospectus.

(8) Mr. Mariani is an employee of MineShare, a wholly owned subsidiary. The amount of shares beneficially owned includes 6,250 shares issuable upon exercise of options that will become exercisable within 60 days of the date of this prospectus.

(9) Amount beneficially owned by Mr. Michel does not include 2,000 shares of common stock held by Mr. Michel's spouse.

(10) Amount of shares beneficially owned by Mr. Stanislawski includes 16,996 shares issuable upon exercise of options that will become exercisable within 60 days of the date of this prospectus.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of Digital Impact in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares offered hereby may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the shares offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell our common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

     To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed him of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer than participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for Digital Impact by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), San Francisco, California. Persons associated with WSGR are the holder of shares or options to acquire shares for an aggregate of 20,000 shares of our common stock.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of MineShare, Inc. for the years ended December 31, 1998 and 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 968,078 Shares


                              DIGITAL IMPACT LOGO

                              DIGITAL IMPACT, INC.

                                  Common Stock

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                     [Date]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.

SEC Registration Fee........................................  $   638
Accounting fees and expenses................................   12,000
Legal fees and expenses.....................................   10,000
Miscellaneous...............................................    2,362
                                                              -------
  Total.....................................................  $25,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of us, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS


    EXHIBIT
    NUMBER
    -------
      5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation
     23.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in Exhibit 5.1)
     23.2     Consent of PricewaterhouseCoopers LLP, independent
              accountants
     23.3     Consent of Arthur Andersen LLP, independent auditors
    24.1*     Power of Attorney


------------------------

* Previously filed.


ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference into this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) for the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on February 16, 2001.


                                          DIGITAL IMPACT, INC.

                                          By:                  *
                                            ------------------------------------
                                                        William Park
                                             President, Chief Executive Officer
                                                             and
                                             Chairman of the Board of Directors


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant on February 16, 2001.



                     SIGNATURE                                              TITLE
                     ---------                                              -----
                         *                               Chief Executive Officer and Chairman of the
---------------------------------------------------        Board of Directors (Principal Executive
                   William Park                                           Officer)

                         *                             Senior Vice President, Finance, Chief Financial
---------------------------------------------------      Officer, Treasurer and Secretary (Principal
                 David Oppenheimer                            Financial and Accounting Officer)

                         *                                  Chief Technology Officer and Director
---------------------------------------------------
                  Gerardo Capiel

                         *                                                Director
---------------------------------------------------
                 Ruthann Quindlen

                         *                                                Director
---------------------------------------------------
                  Warren Packard

                         *                                                Director
---------------------------------------------------
                   Michael Brown

            *By: /s/ DAVID OPPENHEIMER
     ----------------------------------------
                 David Oppenheimer
                 Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER
-------
   5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
  23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (included in Exhibit 5.1)
  23.2    Consent of PricewaterhouseCoopers LLP, independent
          accountants
  23.3    Consent of Arthur Andersen LLP, independent auditors
  24.1*   Power of Attorney


------------------------

* Previously filed.